Exhibit 4.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF RESIDEO TECHNOLOGIES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Resideo Technologies, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.001 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. 500,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Series A Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”). Subject to and in accordance with the provisions of Section 11(b), the number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that expressly provides that it ranks on parity with the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Acceptable Exchanges” means The NASDAQ Global Select Market and NYSE (or either of their respective successors).

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii), whether or not declared, but that have not, as of such date, been paid as Cash Dividends. “Accrued Dividends” shall include Interim Accrued Dividends and Compounded Dividends on such share. For the avoidance of doubt, for all purposes of this Certificate, any Preferred Dividends that accrue in a Payment Period shall be Interim Accrued Dividends prior to the Preferred Dividend Payment Date and, to the extent not paid as Cash Dividends on a Preferred Dividend Payment Date, shall as of such Preferred Dividend Payment Date be Compounded Dividends and added to the Accumulated Amount.

“Accumulated Amount” means, with respect to any share of Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference plus (b) the Compounded Dividends with respect to such share of Preferred Stock as of such date.

“Additional Excess Conversion Shares” means the positive difference (if any) between the number of Excess Conversion Shares determined pursuant to the proviso to the definition of Excess Conversion Shares minus the number of Excess Conversion Shares determined pursuant to the definition of Excess Conversion Shares prior to giving effect to the proviso to such definition.

“Affiliate” has the meaning given to such term in the Investment Agreement.

“As-Converted Common Stock” means at the time of determination (i) the issued and outstanding Common Stock, (ii) shares of Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock (including shares of Preferred Stock issued as dividends thereon pursuant to this Certificate), disregarding for this purpose the last sentence of Section 6(a)(i)(B) of this Certificate, and (iii) shares of Common Stock issuable upon the conversion, exchange or settlement of any other issued and outstanding securities or rights of or issued by the Corporation but only to the extent at the time of determination the holder thereof has the right to so convert, exchange or settle such securities or rights.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or (other than for purposes of Section 12 of this Certificate) any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

“By-laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“CD&R” shall mean Clayton, Dubilier & Rice, LLC or a successor thereto.

“CD&R Affiliate” shall mean any of CD&R, any private equity fund managed or advised by CD&R or any general partner thereof, or any of their respective Affiliates.

“CD&R Group” shall mean the Purchaser together with its Affiliates, including CD&R Affiliates.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i) any purchase, merger, acquisition or other transaction or series of related transactions immediately following which any Person or Group (excluding the Investor or its Affiliates or any Group including the Investor or its Affiliates) shall Beneficially Own, directly or indirectly, Voting Stock entitling such Person or Group to exercise more than 50% of the total voting power of all classes of Voting Stock of the Corporation, other than as a result of any such transaction in which (x) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity thereof immediately after such transaction and (y) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or any parent entity thereof in substantially the same proportion to each other as immediately prior to such transaction;

(ii) any transaction or series of related transactions immediately following which the Persons who Beneficially Own 100% of the Voting Stock of the Corporation immediately prior to such transaction or transactions cease to Beneficially Own more than 50% of the Voting Stock of the Corporation, any successor thereto or any parent entity thereof immediately following such transaction or transactions; or

(iii) (x) the Corporation merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases (including through a division) all or substantially all of the Corporation’s assets to another Person or (y) the Corporation engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than any such transaction:

(A) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

(B) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Corporation; or

(C) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such merger or consolidation).

“Change of Control Effective Date” has the meaning set forth in Section 10(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“Common Stock Liquidity Conditions” will be satisfied if and only if:

(a)

the offer and sale of all shares of Common Stock (including any Excess Conversion Shares) by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable, by the Holder to sell all such shares of Common Stock, continuously during the period from, and including, the Conversion Option Date or Redemption Date, as applicable, to, and including, the two (2) year anniversary after the date each such share of Common Stock is issued;

(b)

each share of Common Stock referred to in clause (a) above (i) will, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a) (1) be admitted for book-entry settlement through The Depository Trust Company with an “unrestricted” CUSIP number; and (2) unless sold to the Corporation or an Affiliate of the Corporation, not be evidenced by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws, and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on the Acceptable Exchanges;

(c)

the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) for which the applicable or threatened delisting or suspension has not been cured, remediated or otherwise removed;

(d)

the number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock pursuant to such Conversion Option, or at the time of such Redemption Notice, would not exceed the number of authorized, but unissued, shares of Common Stock then available to be issued by the Corporation; and

(e)

the Corporation shall have confirmed, in writing, that the Lock-up Period (as defined in the Investment Agreement) shall be deemed to have expired effective upon the consummation of the applicable conversion (including any conversion resulting from the exercise of a Conversion Right following a Redemption Notice); it being understood and for the avoidance of doubt, that the limitations set forth in Section 4.7(b)(2) of the Investment Agreement and the definition of Prohibited Transferee (as defined in the Investment Agreement) shall remain in effect in accordance with their terms.

“Common Stock Trading Price” means, as of any Trading Day, the closing price of a share of Common Stock on such Trading Day (as reported on Bloomberg, based on composite transactions for the NYSE).

“Compounded Dividends” means, with respect to any share of Preferred Stock, as of any date of determination, (a) if a Preferred Dividend Payment Date has occurred since the Issuance Date, the aggregate Accrued Dividends with respect to such share as of the Preferred Dividend Payment Date immediately preceding such date of determination (determined, for the avoidance of doubt, after giving effect to the payment of Cash Dividends, if any, on such immediately preceding Preferred Dividend Payment Date) or (b) if no Preferred Dividend Payment Date has occurred since the Issuance Date of such share, zero.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iii).

“Conversion Notice” has the meaning set forth in Section 6(b)(i).

“Conversion Option” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Date” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Measurement Period” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9.

“Conversion Right” has the meaning set forth in Section 6(a)(i)(B).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“Debt Financing Documents” means the (i) Indenture, dated as of August 26, 2021, among Resideo Funding, Inc., the Corporation, the other guarantors named therein, and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated April 1, 2022, Second Supplemental Indenture, dated May 19, 2022, Third Supplemental Indenture, dated September 26, 2022 and Fourth Supplemental Indenture, dated April 11, 2023, (ii) Amendment and Restatement Agreement, dated as of February 12, 2021, by and among the Corporation, Resideo Holding Inc., Resideo Intermediate Holding Inc., Resideo Funding Inc., certain other subsidiaries of the Corporation, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of March 28, 2022, Second Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2023; and (iii) Indemnification and Reimbursement Agreement, dated October 14, 2018, between Honeywell International Inc. and New HAPI Inc. (and subsequently assigned to the Corporation), as amended by that certain First Amendment to Indemnification and Reimbursement, dated as of April 21, 2021, Second Amendment to Indemnification and Reimbursement, dated as of July 28, 2020, Third Amendment to Indemnification and Reimbursement, dated as of November 16, 2020, Fourth Amendment to Indemnification and Reimbursement, dated as of February 12, 2021, Fifth Amendment to Indemnification and Reimbursement, dated as of April 14, 2024.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Dividend Rate” means 7.00% per annum; provided that, upon the occurrence and during the continuation of a Triggering Event, the Dividend Rate shall be increased to 10.00% per annum (the “Noncompliance Additional Rate”) in accordance with Section 4(b).

“Ex-Date” means, with respect to an issuance, dividend or distribution on shares of Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).

“Excess Conversion Shares” means, prior to receipt of any Requisite Stockholder Approval, in connection with any conversion of shares of Preferred Stock (disregarding for this purpose the last sentence of Section 6(a)(i)(B)), that number of shares (and only that number of shares) of Common Stock (if any) that would result in the Holder thereof, when taken together with all other shares of Common Stock Beneficially Owned by such Holder as of the time of such conversion, Beneficially Owning Voting Stock of the Corporation exceeding 19.9% of the Stockholder Voting Power; provided that if the calculation of Excess Conversion Shares determined prior to giving effect to this proviso would allow for a conversion of the Preferred Stock into a number of shares of Common Stock that exceeds the maximum number of shares of Common Stock that may then be issued in such conversion of Preferred Stock in accordance with the listing requirements and policies of NYSE absent the receipt of the Requisite Stockholder Approval, the “Excess Conversion Shares” shall instead be that number of shares (and only that number of shares) of Common Stock (if any) that would, in connection with any conversion of all shares of Preferred Stock and disregarding for this purpose the last sentence of Section 6(a)(i)(B), result in a violation of the listing requirements and policies of NYSE absent the receipt of the Requisite Stockholder Approval.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Property” has the meaning set forth in Section 7(a).

“Exempted Securities” has the meaning given to such term in the Investment Agreement.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Quarterly Dividend Amount” means, with respect to any share of Preferred Stock, as of any date, the product of (a) the Accumulated Amount of such share on the first day of the applicable Payment Period (or in the case of the first Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one-fourth of the Dividend Rate applicable on such date; provided that if the Dividend Rate adjusts in accordance with the definition thereof, clause (b) of this definition shall be appropriately adjusted to reflect such adjusted Dividend Rate.

“Initial Conversion Price” means $26.92 per share of Common Stock.

“Interim Accrued Dividends” means with respect to any share of Preferred Stock outstanding during a Payment Period with respect to which the Preferred Dividend Payment Date has not yet occurred, the aggregate Preferred Dividends that have accrued on such share of Preferred Stock as of the date of determination.

“Investment Agreement” means that certain Investment Agreement, dated as of April 14, 2024, by and among the Corporation, the Purchaser, and Clayton, Dubilier & Rice Fund XII, L.P. (solely for purposes of Sections 4.10 thereof), as amended by that certain Amendment No. 1 to Investment Agreement, dated as of June 14, 2024, and as the same may be further amended from time to time in accordance with its terms.

“Investor” means, collectively, one or more CD&R Affiliates (as defined in the Investment Agreement) who acquire shares of Preferred Stock pursuant to the Investment Agreement.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” has the meaning set forth in the Investment Agreement.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including any reorganization or liquidation of the Corporation pursuant to applicable federal, state or local bankruptcy or insolvency law.

“Liquidation Preference” means, with respect to each share of Preferred Stock, $1,000.00 per share, as appropriately adjusted for any stock split, stock division or stock combination affecting the Preferred Stock.

“Majority Vote” means the vote or written consent of holders of outstanding shares of Preferred Stock, voting as a separate class on an as-converted basis, representing a majority of the aggregate Accumulated Amount on all outstanding shares of Preferred Stock.

“Market Price” means, with respect to any particular security on any particular date, (i) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors and (y) been consented to by Majority Vote.

“NYSE” means the New York Stock Exchange (or its successor).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Preferred Dividend Payment Date (or if no Preferred Dividend Payment Date has occurred since the Issuance Date of such share of Preferred Stock, the day that would have been the day after the preceding Preferred Dividend Payment Date had the Issuance Date with respect to such share of Preferred Stock occurred prior to such date) to and including the next Preferred Dividend Payment Date.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Dividend Payment Date” means, with respect to any share of Preferred Stock, January 15, April 15, July 15 and October 15 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Issuance Date; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Stock” has the meaning set forth in Section 1.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof (other than, if applicable, the Investor or any of its Affiliates) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchased Shares” has the meaning set forth in Section 9(a)(iv).

“Purchaser” has the meaning given to such term in the Investment Agreement.

“Purchaser Parties” has the meaning given to such term in the Investment Agreement.

“Redemption Date” has the meaning set forth in Section 10(a).

“Redemption Notice” has the meaning set forth in Section 10(a).

“Redemption Price” has the meaning set forth in Section 10(a).

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Reorganization Event” means any of the following transactions, but in all cases shall not include a spin-off transaction:

(i) any reorganization, consolidation, merger, share exchange, statutory exchange, tender or exchange offer or other similar business combination involving the Corporation and another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or

(iii) any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including in connection with any Liquidation and including by division) by the Corporation of all or substantially all of its assets or business, in each case under this clause (iii), pursuant to which the Common Stock will be converted into cash, securities or other property.

“Requisite Stockholder Approval” means the affirmative vote of a majority of the votes cast at a regular or special meeting of the stockholders of the Corporation (at which a quorum is present), in accordance with the NYSE listing rules for the approval of the conversion and the voting of Excess Conversion Shares as provided for in this Certificate without limitation.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Stockholder Voting Power” means the aggregate number of shares of Voting Stock of the Corporation (on an as-converted to Common Stock basis), with the calculation of such aggregate number of shares of Voting Stock being conclusively made for all purposes under this Certificate and the Certificate of Incorporation, absent manifest error, by the Corporation based on the Corporation’s review of the Register, the Corporation’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence reasonably satisfactory to the Corporation regarding any Holder’s beneficial ownership of any securities of the Corporation.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means a day on which the NYSE is open for the transaction of business.

“Transfer Restrictions” means, when and as applicable to such Transfer, the restrictions on Transfer (as defined in the Investment Agreement) set forth in Section 4.7 of the Investment Agreement.

“Triggering Event” means: (i) the Corporation’s failure to pay any Participating Dividends when required pursuant to, and in accordance with, Section 4(a)(i) or to pay (or accrue and compound, as applicable) Preferred Dividends on each Preferred Dividend Payment Date pursuant to, and in accordance with, Section 4(a)(ii) and Section 4(a)(iii); (ii) the Corporation’s failure to comply with its obligations to effect the conversion of shares of Preferred Stock (including to reserve and keep available for issuance the requisite number of shares of Common Stock and Preferred Stock) in compliance with Section 6 giving effect to the last sentence of Section 6(a)(i)(B), (iii) the Corporation’s violation of any restrictions set forth in this Certificate relating to payment of dividends or distributions to the holders of Common Stock or other Capital Stock, (iv) the Corporation taking any action described in Section 11(b) without the prior Majority Vote, (v) the Corporation’s failure to maintain the listing of the Common Stock on an Acceptable Exchange (or, in the case of any Exchange Property in connection with any Reorganization Event (other than a Reorganization Event that (i) constitutes a Change of Control and (ii) results in the equity securities of the Corporation (or any successor thereto) being exchanged or, in the case of the Preferred Stock, redeemed for cash), such applicable Exchange Property) or (vi) if, at any time of determination, the exercise of any Conversion Option or Conversion Right (whether or not actually exercised) with respect to all shares of Preferred Stock would result in the issuance of Additional Excess Conversion Shares .

“Voting Stock” means (a) with respect to the Corporation, the Common Stock, the Preferred Stock and any other Capital Stock of the Corporation having the right to vote generally in any election of directors of the Board of Directors and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the word “including” shall be deemed to be followed by the words “without limitation”;

(iii) references to “$” or “dollars” means the lawful coin or currency the United States of America;

(iv) the phrase “to the extent” means the degree to which something extends (and not “if”); and

(v) references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a) Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive dividends on the terms described below:

(i) Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options with respect to which adjustments to the Conversion Price shall be made in accordance with this Certificate) as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock.

(ii) In addition to any dividends pursuant to Section 4(a)(i), dividends on each share of Preferred Stock shall accrue and accumulate on a daily basis, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, at the Dividend Rate multiplied by the Accumulated Amount on such share from and after the Issuance Date of such share until the redemption, conversion or other cancellation thereof (the “Preferred Dividends”). At the election of the Corporation with respect to each Preferred Dividend Payment Date, all Preferred Dividends accrued on a share of Preferred Stock since the immediately preceding Preferred Dividend Payment Date (as determined in accordance with the remaining provisions of this clause (ii) and clause (iii) below) shall either (x) if, as and when so authorized and declared by the Board of Directors, be paid in cash to the holder thereof on such Preferred Dividend Payment Date (any Preferred Dividend or portion of a Preferred Dividend paid in such manner, a “Cash Dividend”), or (y) to the extent not so paid in cash in accordance with the foregoing clause (x) automatically become Compounded Dividends and added to the Accumulated Amount for such share as of such Preferred Dividend Payment Date. The amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Payment Period in which such day falls; provided, however, that if during any Payment Period the Dividend Rate is increased, then after the date of such increase the amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such increased Dividend Rate) by (y) the actual number of days in such Payment Period. The amount of Preferred Dividends payable with respect to any share of Preferred Stock for any Payment Period shall equal the sum of the daily Preferred Dividends amounts calculated in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(iii) Any election by the Corporation to pay a Cash Dividend with respect to any Payment Period shall be applied consistently to all Preferred Dividends paid to all Holders with respect to such Payment Period. For the avoidance of doubt, it is understood that no Preferred Dividends may be declared and paid in securities or otherwise “in kind.”

(iv) Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto based on the ownership of such Preferred Stock. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date.

(b) Upon the occurrence of a Triggering Event, the Dividend Rate shall increase to the Noncompliance Additional Rate from and including the date on which the Triggering Event shall occur and be continuing through but excluding the date on which all then occurring Triggering Events are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Triggering Event occurring while the Noncompliance Additional Rate is in effect pursuant to this Section 4(b).

(c) At any time during which a Triggering Event shall occur and be continuing, without the consent of the Holders by Majority Vote, no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except, subject to and in accordance with the provisions of Section 6 hereof, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) (other than repurchases of shares of Common Stock from applicable employees, officers or directors of the Corporation, in the ordinary course of business, following such employees’, officers’ and directors’ termination of employment or engagement with the Corporation and its Subsidiaries). Without limiting the foregoing, without the consent of the Holders by Majority Vote, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than repurchases of shares of Common Stock from employees, officers or directors of the Corporation in the ordinary course of business) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, the Corporation, in its good faith judgment, reasonably determines that (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including, for this purpose, the aggregate Accumulated Amount and the aggregate Interim Accrued Dividends of the Preferred Stock), (B) immediately after the taking of such action, the Corporation would be able to pay all of its debts (including, for this purpose, the aggregate Accumulated Amount and the aggregate Interim Accrued Dividends of the Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Accumulated Amount and (B) the aggregate Interim Accrued Dividends of such shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such shares of Preferred Stock, immediately prior to such Liquidation, been converted into shares of Common Stock (including in respect of any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein; provided that, any such distributions or payments shall be made solely to the extent of funds legally available for distribution to its stockholders.

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of the Corporation) nor the merger, consolidation, share exchange, statutory exchange or any other business combination transaction of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion of Preferred Stock.

(i) Subject to and in accordance with the provisions of this Section 6, shares of Preferred Stock may be converted into shares of Common Stock as follows:

(A) If (a) at any time after the Original Issuance Date, the Common Stock Trading Price exceeds 200% of the then applicable Conversion Price for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (such period, the “Conversion Option Measurement Period”) and (b) the Corporation, at its option, delivers a written notice of conversion to the Holders of the Preferred Stock within 10 Business Days following the conclusion of the applicable Conversion Option Measurement Period, then each share of Preferred Stock outstanding shall be converted (the “Conversion Option”), as of the date of such notice (the “Conversion Option Date”), into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Accumulated Amount and (2) the Interim Accrued Dividends on such share as of the Conversion Option Date, divided by (B) the Conversion Price of such share in effect as of the Conversion Option Date; provided that the Corporation shall not be entitled to exercise the Conversion Option unless as of the Conversion Option Date all of the Common Stock Liquidity Conditions are satisfied; provided further that if any shares of Common Stock issuable in connection with any Conversion Option would constitute Excess Conversion Shares, the Corporation may not exercise the Conversion Option with respect to such Excess Conversion Shares which shall remain outstanding and shall remain subject to the rights and limitations set forth herein. The election by the Corporation not to exercise the Conversion Option with respect to any Conversion Option Measurement Period shall not limit the right of the Corporation to make such an election with respect to any subsequent Conversion Option Measurement Period.

(B) Subject to the last sentence of this Section 6(a)(i)(B), each Holder of shares of Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a Holder’s election to exercise its Conversion Right, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Accumulated Amount and (2) the Interim Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion. Notwithstanding anything to the contrary contained in this Certificate, prior to the Requisite Stockholder Approval and without limiting any subsequent ability to convert such Preferred Stock to the extent such subsequent conversion would not result in the issuance of Excess Conversion Shares, in no event shall the number of shares of Preferred Stock converted pursuant to this Section 6(a)(i)(B) result in the issuance of any Excess Conversion Shares at such time.

(ii) No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Accumulated Amount and (B) the aggregate Interim Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so subject. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the Market Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). The Corporation shall take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that the Corporation shall, at its sole expense, cause to be authorized for listing or quotation on the NYSE, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable Law. Notwithstanding anything set forth herein to the contrary, the Corporation shall have no obligation to seek or obtain the Requisite Stockholder Approval except as expressly contemplated by Section 4.9 of the Investment Agreement.

(b) Mechanics of Conversion.

(i) If the Corporation exercises the Conversion Option and delivers notice thereof in accordance with Section 6(a)(i)(A), the Corporation shall promptly following the Conversion Option Date update or cause to be updated the Register, effective as of the Conversion Option Date, to reflect the shares of Common Stock held by such Holders as a result of the Conversion Option and shall comply with clause (b) of Common Stock Liquidity Conditions.

(ii) The Conversion Right of a Holder of Preferred Stock pursuant to Section 6(a)(i)(B) shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative. As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 14(a), if applicable, and in no event later than three Trading Days thereafter, the Corporation shall update or cause to be updated the Register to reflect the shares of Common Stock held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

(iii) The conversion of any share of Preferred Stock shall be deemed to have been made (i) in connection with any Conversion Option, at the close of business on the Conversion Option Date, and (ii) in connection with any exercise of the Conversion Right, at the close of business on the date of giving the Conversion Notice or, if later, the payment of required taxes or duties pursuant to Section 14(a), if applicable (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 11; provided, however, that any such shares that are redeemed pursuant to Section 10 shall not be entitled to be converted. Without limiting the generality of the foregoing, if any Common Stock otherwise issuable upon the proposed conversion of any Preferred Stock would result in the conversion of Excess Conversion Shares, then the Corporation’s obligation to deliver such consideration will not be extinguished, and the Corporation will deliver such consideration (and the relevant shares of Preferred Stock shall be deemed converted) as soon as reasonably practicable after such delivery will not result in the issuance of Excess Conversion Shares. Without limiting the foregoing, to the extent not reasonably ascertainable from public filings of the Corporation or the Holder or its Affiliates, the Holder shall provide reasonably prompt written notice to the Corporation upon Holder’s determination that issuance of such Common Stock will no longer result in the conversion of Excess Conversion Shares. If any Holder requests conversion of Preferred Stock that would result in the issuance of Excess Conversion Shares, the Corporation shall remain obligated to issue on the Conversion Date all shares of Common Stock that do not constitute Excess Conversion Shares.

(c) Corporation’s Obligations to Issue Common Stock. Subject to Section 6(a)(i)(A), the last sentence of Section 6(a)(i)(B) and the compliance with the terms and conditions of this Certificate applicable to the conversion of Preferred Stock, the Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of shares of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

Section 7. Reorganization Events.

(a) Treatment of Preferred Stock Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of another class or series of preferred stock having rights, powers and preferences, and the qualifications, limitations and restrictions substantially identical to those set forth herein); provided, that (x) each share of Preferred Stock or any such replacement preferred stock as applicable shall become convertible into the kind and amount of securities, cash and other property that the Holder of such share of Preferred Stock (other than the counterparty to the Reorganization Event or an Affiliate of such other party) would have received in such Reorganization Event had such share of Preferred Stock, immediately prior to such Reorganization Event, been converted into the applicable number of shares of Common Stock using the Conversion Price immediately prior to such Reorganization Event (including in respect of any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) (such securities, cash and other property, the “Exchange Property”), without interest on such Exchange Property, and (y) appropriate adjustments shall be made to the conversion provisions set forth in Section 6 and the adjustment to conversion price provisions set forth in Section 9 and the other provisions of this Certificate as determined reasonably and in good faith by the Board of Directors to place the Holders (whether with respect to the Preferred Stock or any such replacement preferred stock as applicable) in as nearly as equal of a position as possible with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event, or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing parent entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event).

(b) Form of Consideration. In the event that shares of Preferred Stock become convertible into Exchange Property in connection with a Reorganization Event and the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Exchange Property shall be based on the types and amounts of consideration available for election by the holders of Common Stock and the holders of Preferred Stock shall be entitled to the same election on as nearly equal as possible terms applicable to the Common Stock; provided, however, that, to the extent the applicable transaction agreement provides for adjustments or limitations to such elected types and amounts of consideration that are generally applicable to holders of Common Stock making such elections, the Exchange Property will be subject to such adjustments and limitations.

(c) Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(d) Notice of Reorganization Events. The Corporation (or any successor) shall, no later than 10 days following the execution of definitive agreements in respect of any Reorganization Event, provide written notice thereof to the Holders and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property, and any available election with respect to the Exchange Property that may be made. Failure to deliver such notice shall not affect the operation of this Section 7 except to the extent such failure prejudices the Holders.

(e) Requirements of Reorganization Events. The Corporation shall not, without consent of the Holders acting by Majority Vote, enter into any agreement for, or consummate, any transaction or series of transactions constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7, (ii) to the extent that the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Preferred Stock into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, (iii) if the primary Exchange Property in any Reorganization Event consists of securities, such Exchange Property (and only such Exchange Property) shall be listed (or, as applicable, be convertible into securities listed) on an Acceptable Exchange and (iv) the issuer(s) of the Preferred Stock or any replacement preferred stock contemplated by Section 7(a) of this Certificate owns after such Reorganization Event, directly or indirectly, a substantial portion the assets of the Corporation immediately preceding such Reorganization Event (and, if applicable, immediately preceding the first of the series of related transactions that included the Reorganization Event) (the “Pre-Reorg Assets”) and cash or other consideration in lieu thereof with respect to the Pre-Org Assets not so owned thereof.

(f) Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control and the Corporation has delivered a COC Redemption Notice, then Section 10(b) shall take precedence over this Section 7 to the extent there is any inconsistency between such sections.

Section 8. [Reserved].

Section 9. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 9(d), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

OS0

OS1

where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 9(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would exist had such adjustment not been made.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0

OS1

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If the Conversion Price is adjusted in connection with any subdivision, split or combination described in this Section 9(a)(ii) but the outstanding shares of Common Stock are, for any reason, not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would exist had such adjustment not been made.

(iii) Other Distributions.

(A) If the Corporation distributes to all holders of shares of Common Stock any Convertible Securities or Options or any other assets for which there is no corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i) (other than pursuant to (x) a “spin-off”, whereupon the Conversion Price will be equitably adjusted to allocate the economic value associated with the Preferred Stock as between the Corporation and the entity that is “spun-off” , or (y) a rights plan which is subject to Section 9(a)(v) below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV

SP0

where,

SP0 = the Market Price of a share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined (i) by the good faith determination of the Board of Directors or (ii) if, within five Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to clause (i), the Holders of a majority of the outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value will be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) is reasonably acceptable to the Holders acting by Majority Vote; provided, that such value, whether determined pursuant to the foregoing clause (i) or (ii), shall not for the purposes hereof in any event be equal to or greater than the Market Price of a share of Common Stock on such date.

In the event that such distribution described in this Section 9(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv) Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of a share of Common Stock on the Effective Date of such Pro Rata Repurchase; provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by the Holders by Majority Vote, then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

(OS0 x SP0) – AC

SP0 x OS1

Where,

SP0 = the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1= the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, and in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders by Majority Vote, based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that Conversion Price is adjusted in connection with any Pro Rata Repurchase described in this Section 9(a)(iv) and such Pro Rata Repurchase is not, for any reason, consummated, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines such Pro Rata Repurchase, to such Conversion Price that would exist had such adjustment not been made.

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Preferred Stock into Common Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case (and only in such case) the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 9, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Stock, other than an action described in Section 9(a), which upon a determination by the Board of Directors, in its good faith discretion (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a) or Section 9(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 9(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 9(a) or Section 9(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 9(a) (but only if the action of the type described in Section 9(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 9(a) or Section 9(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NYSE (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock in compliance with the applicable listing standards of NYSE (or such exchange or automated quotation system on which the Common Stock is then listed).

Section 10. Redemption.

(a) Optional Redemption. Subject to and in accordance with the provisions of this Section 10, the Corporation shall have the right, at its option, at any time following the third anniversary of the Original Issuance Date to redeem (i) all or (ii) any portion of the shares of Preferred Stock then outstanding at a redemption price per share in cash (the “Optional Redemption Price”) equal to two times (2x) the sum of (A) the Accumulated Amount and (B) the Interim Accrued Dividends of each such share of Preferred Stock as of the date of such redemption; provided, that any Interim Accrued Dividends that have accrued since the most recent Preferred Dividend Payment Date shall instead be calculated at one times (1x) (not 2X) the amount of such current period Interim Accrued Dividends; provided, further, that any redemption under this Section 10 for less than all of the shares of Preferred Stock then outstanding must redeem sufficient shares of Preferred Stock such that the redemption will be treated as a payment in exchange for stock pursuant to Section 302(b) of the Code for United States federal income tax purposes (for the avoidance of doubt, taking into account any equity interests held in the Corporation by the Investor) and must not result in the Investor’s Beneficial Ownership of the Common Stock (on an as-converted to Common Stock basis) falling below three percent (3%) of the Common Stock then outstanding as of the Redemption Date (on an as-converted to Common Stock basis); provided, further, that the Corporation shall not be entitled to exercise its option to redeem pursuant to this Section 10(a) unless as of the Optional Redemption Date all of the Common Stock Liquidity Conditions are satisfied. The Corporation may exercise its right to require redemption under this Section 10 by sending a written notice to each Holder of Preferred Stock (the “Optional Redemption Notice”) specifying (x) the date on which the redemption shall occur (the “Optional Redemption Date”), which shall be a Business Day that is no earlier than 10 days and no later than 60 days from the date the Redemption Notice is sent and (y) the aggregate number of shares of Preferred Stock which are being redeemed pursuant to such redemption and the aggregate and per-share purchase price therefor. If fewer than all of the shares of Preferred Stock then outstanding are to be redeemed pursuant to this Section 10(a), then such redemption shall occur on a pro rata basis with respect to all Holders of Preferred Stock based on the total number of shares of Preferred Stock then held by such Holder relative to the total number of shares of Preferred Stock then outstanding.

(b) Redemption in Connection with a Change of Control. In the event of a Change of Control, the Corporation (or its successor in the Change of Control, or an Affiliate thereof) shall have the option, exercisable during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the Change of Control Effective Date, to purchase all (but not less than all) of the shares of Preferred Stock then outstanding at a purchase price per share, payable in cash (the “COC Redemption Price” and together with the Optional Redemption Price, each (as applicable) the “Redemption Price”), equal to one hundred fifty percent (150%) of the sum of (A) the Accumulated Amount and (B) the Interim Accrued Dividends of each such share of Preferred Stock as of the date of such purchase (a “Change of Control Redemption”); provided, that any Interim Accrued Dividends that have accrued since the most recent Preferred Dividend Payment Date shall instead be calculated at 100% (not 150%) of the amount of such current period Interim Accrued Dividends. In order to exercise the Change of Control Redemption, the Corporation shall deliver written notice (a “COC Redemption Notice” and together with an Optional Redemption Notice, a “Redemption Notice”) to the Holders specifying that the Change of Control Redemption is being exercised, the number of shares of Preferred Stock to be acquired in connection therewith, the aggregate and per share purchase price therefor and the date which such redemption shall occur (the “COC Redemption Date” and together with the Optional Redemption Date, each (as applicable) a “Redemption Date”) on the Change of Control Effective Date; provided, further, that, as a condition to the Corporation’s exercise of its redemption option pursuant to this Section 10(b), the Corporation must provide written notice of the Change of Control to each Holder within 10 days following the execution of the definitive agreements with respect to such Change of Control.

(c) Effectiveness of Redemption. Redemption pursuant to Section 10(a) or Section 10(b) shall become effective on the applicable Redemption Date and the aggregate Redemption Price for such redeemed shares shall be due and payable in cash to the record Holder of the shares of Preferred Stock being redeemed on such date. From and after the applicable Redemption Date, dividends and distributions will cease to accrue on such redeemed shares of Preferred Stock, such redeemed shares of Preferred Stock shall no longer be deemed outstanding and all rights of the Holders with respect to such redeemed shares of Preferred Stock will terminate, except the right to receive the aggregate Redemption Price for such redeemed shares of Preferred Stock held by each such Holder.

(d) Information. During the period between the delivery of the Optional Redemption Notice and the Optional Redemption Date, if requested by the Holder, the Corporation shall provide reasonable access to the books and records of the Corporation, and provide a reasonable opportunity for the Holder to meet with the executive officers of the Corporation for the purpose of assisting the Holder in evaluating whether to convert the Preferred Stock into Common Stock in lieu of the redemption of such Preferred; provided that in no event shall the Corporation be required to provide any information that would cause such information to no longer be subject to the attorney-client privilege (or a similar privilege) or where disclosure is prohibited by Law, but if any such disclosure is so limited, the Corporation shall cooperate with the Holder to determine a reasonable manner to allow for prompt disclosure of such information to the Holder.

(e) Contingencies. Any Redemption Notice or Conversion Notice may be delivered subject to contingencies set forth therein (which may include, for the avoidance of doubt, the actual consummation of a Change of Control) and may be revoked if any such contingencies are not satisfied or as otherwise set forth therein.

(f) Partial Redemption. If a portion, but less than all, of the shares of Preferred Stock held by any Holder are purchased in accordance with this Section 10 on any particular Redemption Date, the Corporation shall promptly thereafter reflect in the Register the remaining shares of Preferred Stock held by such Holder. Such shares of Preferred Stock shall remain subject to the terms of this Certificate, including with respect to the Corporation’s right to redeem such shares (including in connection with a subsequent Change of Control). The election of the Corporation not to redeem the Preferred Stock at any time or in connection with any Change of Control shall not limit the Corporations right to exercise a future redemption in accordance with the terms of this Certificate.

(g) Conversion. Notwithstanding anything to the contrary in this Section 10, each Holder of shares of Preferred Stock to be redeemed by the Corporation may elect to convert all or any portion of the shares of Preferred Stock held by such Holder into Common Stock in accordance with the provisions of Section 6 (taking into account the limitation in the last sentence of Section 6(a)(i)(B) and any contingencies contemplated by Section 10(e)) at any time prior to the Redemption Date, which election, for the avoidance of doubt, may be made subject to the same or similar contingencies to which any such redemption by the Corporation is made subject. Without limiting the generality of the foregoing, in the event that any such conversion is being effected in connection with, or as part of a Change of Control or any redemption by the Corporation in accordance with this Section 10 is otherwise made conditional on another event or happening (or the absence of any event or happening), the Holder may condition such conversion on the effectiveness of such Change of Control (or such earlier time as the consideration payable to holders of Common Stock in respect of such Change of Control is determined) or such other event or happening (or the absence of such event or happening), in which case such conversion shall be deemed effective as of immediately prior to any such redemption of such shares; provided that if such conversion in connection with any such redemption of the Preferred Stock would result in the issuance of any Excess Conversion Shares, such election to convert, solely with respect to such Excess Conversion Shares, shall be deemed an election by such Holder to (x) in the case of a Change of Control, receive, upon consummation of such Change of Control, an amount in cash equal to the aggregate amount such Holder would have received had all such Excess Conversion Shares converted into Common Stock and such Holder received in respect of the shares of Common Stock issuable upon such conversion (including for all purposes of this proviso Excess Conversion Shares and disregarding the limitation in the last sentence of Section 6(a)(i)(B)) the aggregate consideration payable to such holder in respect of all such shares of Common Stock so issuable upon conversion and (y) in connection with any redemption that is not a Change of Control Redemption, at the option of the Corporation, either (i) receive the greater of (A) the Redemption Price and (B) the Common Stock Trading Price on the last Trading Day preceding the Redemption Date multiplied by the Excess Conversion Shares into which Preferred Stock would have converted but for the limitation in the last sentence of Section 6(a)(i)(B) or (ii) continue to hold such Preferred Stock which would have converted into Common Stock but for the limitation in the last sentence of Section 6(a)(i)(B), with the Corporation having no right to redeem such Preferred Stock until the earlier of (I) a Change of Control (in which case, upon election to redeem by the Corporation, the foregoing clause (x) would apply) and (II) a time at which the conversion limitation in the last sentence of Section 6(a)(i)(B) would not be applicable to limit any conversion by the Holder of any such remaining shares of Preferred Stock.

Section 11. Voting Rights.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (taking into account the limitation in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding share of Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. For the avoidance of doubt, the Holders of shares of Preferred Stock shall not be entitled to any voting rights in respect of any Excess Conversion Shares prior to the Requisite Stockholder Approval. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, division, reorganization, recapitalization or otherwise) without the prior approval of the Holders by Majority Vote (it being understood that this Section 11(b) shall not limit the ability of the Corporation to undertake a redemption or conversion of the Preferred Stock as provided for in this Certificate or to consummate a Change of Control or Reorganization Event that complies with the terms of this Certificate (including, without limitation, the provisions of this Section 11(b)):

(i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the By-laws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock as to affect them adversely;

(ii) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities or Parity Securities, including any debt securities convertible by their terms into shares Senior Securities or Parity Securities;

(iii) redeem, repurchase or pay dividends on Junior Securities except as permitted in accordance with Section 4(c) of this Certificate;

(iv) increase or decrease the authorized number of shares of Preferred Stock (except for the cancellation and retirement of shares set forth in Section 14(c)) or issue additional shares of Preferred Stock;

(v) (1) amend, restate, supplement, modify or replace the Debt Financing Documents to include limitations on the ability of the Corporation to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents in effect as of the Original Issuance Date or (2) enter into any agreements or arrangements relating to indebtedness (a) containing provisions relating to the ability of the Corporation or its Subsidiaries to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents as of the Original Issuance Date (or subsequently amend, restate, supplement or otherwise modify any such agreements to include limitations on the ability of the Corporation to accrue Preferred Dividends as Compounded Dividends in accordance with Section 4(a) that are more restrictive in any material respect than those set forth in the Debt Financing Documents as of the Original Issuance Date); or

(vi) adopt any plan of Liquidation or file any voluntary petition for bankruptcy, receivership or any similar proceeding.

(c) The consent or votes required in Section 11(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation or the By-laws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 12. Board Designation and Other Rights.

(a) From and after the Original Issuance Date, and for as long as the Preferred Stock and Common Stock that is owned by the Purchaser Parties represents (i) at least ten percent (10%) of the outstanding shares of Common Stock, determined on an As-Converted Common Stock basis, the Purchaser shall be entitled to designate two (2) persons, who shall be Partners, Managing Directors, Advisors or Principals of the Purchaser, CD&R or any CD&R Affiliate and reasonably acceptable to the Corporation at the time of such designation, to serve on the Board of Directors (such individuals who are so reasonably acceptable to the Corporation, the “Purchaser Designees” and each a “Purchaser Designee”) and (ii) at least five percent (5%) (but less than the 10% contemplated in the foregoing clause (i)) of the outstanding shares of Common Stock, determined on an As-Converted Common Stock basis, the Purchaser shall be entitled to designate one (1) Purchaser Designee; provided, that, for purposes of calculating the percentage As-Converted Common Stock ownership for this Section 12, any Exempted Securities issued pursuant to clauses (1), (2) and (5) of the definition thereof shall be excluded and deemed not outstanding. At such time that the Purchaser is no longer entitled to designate one or both Purchaser Designees pursuant to the previous sentence, the Purchaser shall promptly cause one or both Purchaser Designees, as applicable, to offer to resign from the Board of Directors. The Purchaser Designees shall initially be Nathan Sleeper and John Stroup, each of whom has been determined to be reasonably acceptable to the Corporation. A person that is a Purchaser Designee shall remain and be regarded as a Purchaser Designee for purposes of this Certificate for the remainder of such person’s term on the Board of Directors or, if earlier, death or resignation. The Corporation’s obligations to have any Purchaser Designee appointed to the Board of Directors or nominate any Purchaser Designee for election as a director at any meeting of the Corporation’s stockholders pursuant to this Section 12, as applicable, shall in each case be subject to such Purchaser Designee’s satisfaction of all requirements regarding service as a director of the Corporation under applicable Law, stock exchange rules regarding service as a director of the Corporation, and the

Corporation’s corporate governance or other guidelines and director onboarding and membership requirements, in each case, that are generally applicable to all directors. The Purchaser Parties will cause each Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board of Directors may reasonably request to determine the Purchaser’s Designee’s eligibility and qualification to serve as a director of the Board of Directors and otherwise comply with the corporate governance or other guidelines and director onboarding and membership requirements of the Corporation that are generally applicable to all directors thereof.

(b) From and after the Original Issuance Date, subject to Section 12(a) of this Certificate, the Corporation shall take such actions as are reasonably necessary to cause the Purchaser Designees to be nominated as members of the Board of Directors and shall, subject to applicable Law and the exercise of the fiduciary duties of the Board of Directors, include in any proxy statement prepared, used, delivered or publicly filed by the Corporation to solicit the vote of its stockholders in connection with any meeting of stockholders of the Corporation the recommendation of the Board of Directors that stockholders of the Corporation vote in favor of the Purchaser Designees and solicit votes in favor of the election of the Purchaser Designees to Board of Directors consistent with the Corporation’s efforts to solicit votes in favor of the election of the Corporation’s other nominees to the Board of Directors.

(c) The Corporation, the Purchaser and each Purchaser Designee shall enter into a confidentiality and non-disclosure agreement on reasonably acceptable terms and which shall provide that a Purchaser Designee shall be permitted to disclose confidential or non-public information received by such Purchaser Designee in its capacity as a member of the Board of Directors to representatives of the Purchaser Parties on the terms and subject to reasonable conditions and limitations set forth therein.

(d) For so long as a Purchaser Designee is serving on the Board of Directors, (i) the Corporation shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Corporation of any trades in the Corporation’s securities) or similar guideline or policy with respect to the trading of securities of the Corporation that applies to any Purchaser Party (including a policy that limits, prohibits or restricts any Purchaser Party from entering into any hedging or derivative arrangements), in each case other than with respect to any CD&R Person or Purchaser Designee solely in his or her individual capacity, except as provided herein, (ii) any share ownership requirement for any Purchaser Designee serving on the Board of Directors will be deemed satisfied by the securities owned by any Purchaser Party and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on any Purchaser Party’s transfers of securities pursuant to the Registration Rights Agreement or otherwise, subject to compliance with applicable securities Laws, (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board of Directors be violated by any Purchaser Designee receiving compensation from any Purchaser Party and (iv) no Purchaser Designee shall be excluded or required to recuse himself or herself from any meetings or materials of the Board of Directors as a result of or in connection with his or her affiliation with the CD&R Group or the CD&R Group’s ownership of any Preferred Stock or Common Stock except in connection with a transaction with, or dispute involving, the Purchaser or any other member of the CD&R Group, and, in each case of the foregoing clauses (i), (ii), (iii) and (iv), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 12 shall not apply to the extent inconsistent with this Section 12 (but shall otherwise be applicable to the Purchaser Designee).

(e) To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, including the confidentiality provisions set forth in the Investment Agreement, to the extent in compliance with applicable Law, the Corporation agrees that any Purchaser Designee, any member of the CD&R Group and any CD&R Affiliate or any portfolio company thereof (collectively, “Covered Persons”) may, and none of the foregoing shall have any duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, to the extent in compliance with applicable Law, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person. Except as set forth below, the Corporation agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Corporation or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Subsidiaries. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge and waives any claim against each Covered Person that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Corporation, in each case, except for any corporate opportunity which is expressly offered to a Covered Person in his or her capacity as a member of the Board of Directors, it being understood that any such corporate opportunity shall belong to the Corporation.

(f) The provisions of this Section 12 shall survive the repurchase, redemption, conversion and cancellation of the Preferred Stock; provided that from and after the time that no shares of Preferred Stock are outstanding, this Section 12 may be amended, modified or waived with the prior written consent of CD&R. Each of the Purchaser, the Purchaser Parties, the Purchaser Designees and the other Covered Persons are express third party beneficiaries of the applicable portions of this Section 12 referencing such Persons.

Section 13. Transfers and Transfer Agent. The Corporation shall appoint a transfer agent of recognized standing with respect to the Preferred Stock (which may be the same transfer agent with respect to the Common Stock) and may remove such transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice to the Holders. When a Holder requests to register the transfer of shares of Preferred Stock, provided that such transfer is not in violation of the Transfer Restrictions, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met. Any transfer made not in compliance with the forgoing shall be disregarded and deemed void.

Section 14. Miscellaneous.

(a) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. Without limiting Section 4.6(c) of the Investment Agreement, all payments and distributions (or deemed distributions) on the shares of Preferred Stock (and any share of Common Stock issued upon the conversion of any share of Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable Law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

(b) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, take any action the primary purpose of which is to avoid the observance or performance of any of the terms of this Certificate.

(c) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 11, designated as part of a particular series of Preferred Stock by the Board of Directors.

(d) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Corporation, to its office at 16100 N. 71st Street, Suite 550, Scottsdale, Arizona 85254, Attention: General Counsel (Jeannine.lane@resideo.com), with a copy (which may be delivered by email but in all cases shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 attn: Russell Leaf, Esq. and Jared Fertman, Esq. (rleaf@willkie.com; jfertman@willkie.com), or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(e) Waiver and Modifications. Subject to Section 12(f), the powers (including voting powers), if any, of the Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Preferred Stock may be waived or modified as to all shares of Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the Holders acting by Majority Vote.

(f) Severability. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(g) Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable Law.

(h) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(i) Facts Ascertainable. When the terms of this Certificate refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a written demand therefore.

(j) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 14th day of June, 2024.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ John Heskett
Name:	John Heskett
Title:	VP, Corporate Development and Treasurer

[Signature Page to the Certificate of Designations]